UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.10 stated value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 14, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [_].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management GP, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

--------------------------------------------------------------------------------
      Trian Partners, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     952,519
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         952,519
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      952,519
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,261,527
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,261,527
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,261,527
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund (Non-ERISA), L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     5,958
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         5,958
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,958
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Triarc Companies, Inc.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 38-0471180
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS


--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Nelson Peltz
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Peter W. May
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Edward P. Garden
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Sandell Asset Management Corp.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

[PG NUMBER]

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Thomas E. Sandell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

This Amendment No. 9 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management" or "Trian"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities"), Triarc Companies, Inc., a Delaware corporation ("Triarc"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities, Triarc and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons" and, together with the Trian Filing Persons, the "Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on December 4, 2006, Amendment No. 6 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 3, 2007, Amendment No. 7 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 30, 2007, and Amendment No. 8 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on August 28, 2007, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 4, 6 and 7 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4. Purpose of the Transaction.

On September 14, 2007, SAMC and the Issuer entered into a Confidentiality Agreement (the "Confidentiality Agreement"), pursuant to which, the Issuer agreed to provide to SAMC certain confidential and proprietary information concerning the business and properties of the Issuer (the "Evaluation Material"). SAMC intends to review the Evaluation Material in order to evaluate its interest with respect to the provision of financing to Triarc in connection with a possible purchase by Triarc of all or a portion of the stock, assets or business of the Issuer, or any related transactions.

Pursuant to the terms of the Confidentiality Agreement, SAMC has agreed, among other things, to certain provisions that restrict SAMC's ability to directly or indirectly acquire additional securities of the Issuer prior to December 1, 2007. However, under certain circumstances set forth in the Confidentiality Agreement, such restrictions on SAMC will terminate prior to December 1, 2007. The description of the Confidentiality Agreement herein is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as Exhibit 16 to this Schedule 13D and incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings, or Relationships With Respect to Securities of the Issuer.

See Item 4 for a description of the Confidentiality Agreement. A copy of the Confidentiality Agreement is filed herewith as an exhibit and incorporated herein by reference, and the description of the Confidentiality Agreement herein is qualified in its entirety by reference to the Confidentiality Agreement filed herewith.

Item 7. Material to be Filed as Exhibits.

16. Confidentiality Agreement by and among SAMC and the Issuer, dated September 10, 2007.

                                    SIGNATURE

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                            TRIAN PARTNERS GP, L.P.


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS MASTER FUND, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner

                            By: /s/ Edward P. Garden
                               -------------------------------------------------





              [Signature Page of Amendment No. 9 of Schedule 13D -
                          Wendy's International, Inc.]

                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I, L.P.

                            By: Trian Partners Parallel Fund I General Partner LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II, L.P.

                            By: Trian Partners Parallel Fund II GP, L.P., its general partner

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



              [Signature Page of Amendment No. 9 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN FUND MANAGEMENT, L.P.

                            By: Trian Fund Management GP, LLC, its general
                            partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            Trian Fund Management GP, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            /s/ Nelson Peltz
                            ----------------------------------------------------
                            NELSON PELTZ



                            /s/ Peter W. May
                            ----------------------------------------------------
                            PETER W. MAY



                            /s/ Edward P. Garden
                            ----------------------------------------------------
                            EDWARD P. GARDEN



              [Signature Page of Amendment No. 9 of Schedule 13D -
                          Wendy's International, Inc.]

                            CASTLERIGG MASTER INVESTMENTS LTD.

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            SANDELL ASSET MANAGEMENT CORP.


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            /s/ Thomas E. Sandell
                            ----------------------------------------------------
                            THOMAS E. SANDELL



              [Signature Page of Amendment No. 9 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIARC COMPANIES, INC.


                            By: /s/ Francis T. McCarron
                               -------------------------------------------------
                            Name: Francis T. McCarron
                            Title: Executive Vice President


Dated: September 14, 2007

              [Signature Page of Amendment No. 9 of Schedule 13D -
                          Wendy's International, Inc.]